Exhibit (10.2)

Short-Term Achievement Reward Program

SHORT TERM ACHIEVEMENT REWARD PROGRAM
(Effective October 15, 2025)

The Short-Term Achievement Reward (“STAR”) Program is The Procter & Gamble Company’s (the “Company”) annual bonus program designed to motivate and reward employees for achieving outstanding short-term business results for the Company and its subsidiaries. STAR awards are made pursuant to authority delegated to the Compensation & Leadership Development Committee (the “C&LD Committee”) by the Board of Directors for awarding compensation to the Company’s principal officers and for making awards under the Procter & Gamble 2025 Stock and Incentive Compensation Plan (the “2025 Plan”) or any successor stock plan approved in accordance with applicable listing standards.

I. ELIGIBILITY

Employees at Band 1 or above and who worked at least 28 days (four calendar weeks) during the applicable fiscal year are eligible to participate. Eligible employees who do not work a full schedule (e.g., leaves of absence, disability, and less-than-full time schedules) in the fiscal year in which the award is payable may have awards pro-rated.

II. CALCULATION

The individual STAR Award is calculated as follows:

(STAR Target) x [ (Business Unit Performance Factor x 70% weighting) + (Total Company Performance Factor X 30% weighting) ]

•The STAR Target for each participant is calculated as:

(Base Salary) x (STAR Target percent) where Base Salary at the end of the applicable fiscal year is used to calculate the STAR award; except in cases where an employee has a reduction in salary during the fiscal year, in which case the salary would be prorated, or in cases where an employee becomes ineligible for the program during the fiscal year, in which case base salary as of the end of the STAR eligible level will be used. Base salary may also include certain allowances where the inclusion of these allowances in base pay is the predominant market practice. The Head of Total Rewards will review and approve any countries and allowances that will be included in base pay for purposes of the STAR award calculation. Generally, the STAR Target Percent is dependent on the individual’s position and level (Band) in the organization. The STAR Target percent for participants at Band 7 or above is set by the C&LD Committee. The STAR Target percent for all other participants is set by the Chief Executive Officer, with the concurrence of the Chief Human Resources Officer, pursuant to authority delegated to them by the C&LD Committee. If an individual’s position and/or level changes during a fiscal year, and that change results in a new STAR Target Percent, the STAR Target Percent is pro-rated according to the amount of time in each position/level during the fiscal year.

•The Business Unit Performance Factor is weighted at 70% and is based on the fiscal year success for the appropriate STAR business unit. The STAR business units are defined by the Chief Human Resources Officer and may consist of business categories, segments, geographies, functions, organizations or a combination of one or more of these items. The STAR business units will be defined within ninety (90) days of the beginning of the fiscal year but may be adjusted as necessary to reflect business and/or organizational changes (e.g., reorganization, acquisition, merger, divestiture, etc.). The Business Unit Performance Factors can range from 0% to 200% with a target of 100%. In general, a committee consisting of at least two of the Chief Executive Officer, Chief Financial Officer, Chief Human Resources Officer and/or the Chief Operating Officer (the “STAR Committee”), conducts a comprehensive retrospective assessment of the fiscal year performance of each STAR business unit against previously established goals and relative to competition for one or more of the following measures: Operating Total Shareholder Return, After Tax Profit, Free Cash Flow Productivity, Value Share, Organic Sales, Internal controls, Accounts receivable, Inventory, Organization Head Self-Assessment, and Cross Organization Assessment. The STAR Committee makes a recommendation of an appropriate Business Unit Performance Factor to the C&LD Committee. There may also be other factors significantly affecting STAR business unit results positively or negatively which can be considered by the STAR Committee when making its recommendation. No member of the STAR Committee makes any recommendation or determination as to their own STAR award. As a result, there are certain instances in which a Business Unit Performance Factor recommendation to the C&LD Committee must be made exclusively by the Chief Executive Officer.

Business Unit leaders may then allocate the approved STAR Business Unit Factors among the divisions of the Business Unit to more closely align the STAR award with performance, so long as the total expenditure does not exceed that approved by the STAR Committee and no individual STAR award exceeds 200% of target.

•The Total Company Performance Factor is weighted at 30% and is based on the total Company’s success during the fiscal year and ranges from 0% to 200%, with a target of 100%. The same Total Company Performance Factor is applied to all STAR award calculations, regardless of STAR business unit. It is determined using a matrix which compares results against pre-established goals for fiscal year organic sales growth and core earnings per share (“EPS”) growth for the fiscal year.

While the STAR Committee makes recommendations to the C&LD Committee regarding the Business Unit and Total Company performance factors to be applied to all STAR awards (except those for the STAR Committee members), only the final award amounts for principal officers are approved specifically by the C&LD Committee. The C&LD Committee has delegated the approval of STAR awards for other participants to the Chief Executive Officer. The C&LD Committee has discretion to use, increase or decrease the performance factors recommended by the STAR Committee and/or to choose not to pay STAR awards during a given year.

III. TIMING AND FORM

STAR awards are determined after the close of the fiscal year and are paid on or about September 15. The award form choices and relevant considerations are explained to participants annually. Participants receive written notice of their award detailing the calculation and grant letters for those employees who elect to receive awards in stock options.

Generally, STAR awards are paid in cash. However, before the end of the calendar year preceding the award date, eligible participants can elect to receive their STAR award in forms other than cash. Alternatives to cash include stock options, stock appreciation rights (“SARs”), restricted stock units (“RSUs”), local deferral programs (depending on local regulations in some countries) and/or deferred compensation (for employees eligible to participate in the Executive Deferred Compensation Program). The number of stock options or SARs awarded to each employee will be determined on grant date by determining the USD value of the award chosen by the employee to be paid in stock options and dividing that value by the grant date GAAP expense of one stock option. The result will be rounded up to the nearest whole share. Any STAR award paid in stock options or other form of equity shall be awarded pursuant to this program and the terms and conditions of the 2025 Plan or any successor stock plan approved in accordance with applicable listing standards, as they may be revised from time to time. STAR awards paid in stock options or SARs will have the following terms unless otherwise approved by the C&LD Committee at grant:

Grant date will be the last business day on or before September 15. If the New York Stock Exchange is closed on the day of the grant, then the C&LD Committee will establish a grant date as soon as practical following the date previously specified. Provided participants remain in compliance with the terms and conditions set forth in the currently active Stock Plan and the Regulations, STAR stock options and SARs are not forfeitable, will become exercisable three years after the grant date, and will expire ten years after the grant date. In the event of death of the participant, the award becomes exercisable as of the date of death and the award remains exercisable until the Expiration Date. For awards granted in France or the United Kingdom, the consequences of death are determined by the local plan supplement, if applicable.

The option price used for any STAR Award will be the closing price for a share of Common Stock on the New York Stock Exchange on the grant date, or such higher price as may be specified in the French Addendum of the Regulations (the “Grant Price”).

IV. SEPARATION FROM THE COMPANY

•Retirement, Death or Special Separation Agreement: If a participant worked at least 28 days (4 calendar weeks) during the fiscal year, the STAR award is pro-rated by dividing the number of calendar days the participant was an “active employee” during the fiscal year by 365.

•Voluntary Resignation or Termination for Cause: Separating employees must have been active employees as of June 30 or the last business day in June (the close of the fiscal year for which the award is payable) to receive an award.
•Separation due to a Company authorized divestiture: In the case of divestitures the CHRO is authorized to determine the appropriate STAR payout based on Business Unit factors either at Target or at projected or actual business results. The CHRO is also authorized to pay awards for the current or following partial fiscal year at time of divestiture close for administrative convenience.

Eligible participants who have left the Company will receive a cash payment (stock options can only be issued to active employees) on the same timing as STAR awards or as soon thereafter as possible.

V. CHANGE IN CONTROL

Notwithstanding the foregoing, if there is a Change in Control in any fiscal year, STAR awards will be calculated in accordance with Section II above, but each factor will be calculated for the period from the beginning of the fiscal year in which a Change in Control occurred up to and including the date of such Change in Control (“CIC Period”). “Change in Control” shall have the same meaning as defined in the 2025 Plan or any successor stock plan.

VI. GENERAL TERMS AND CONDITIONS

While any STAR award amount received by one individual for any year shall be considered as earned remuneration in addition to salary paid, it shall be understood that this plan does not give to any officer or employee any contract rights, express or implied, against any Company for any STAR award or for compensation in addition to the salary paid to him or her, or any right to question the action of the Board of Directors or the C&LD or STAR Committees.

The Chief Human Resources Officer or the Chief Legal Officer may withhold a STAR award for a separated employee who is discovered to have engaged in serious misconduct or actions detrimental to the Company’s interests. Awards to Section 16 Officers are subject to the Dodd-Frank Recoupment Policy as adopted by the C&LD Committee, while awards to all other Band 7 and above executives are subject to the Senior Executive Recoupment Policy as adopted by the C&LD Committee.

To the extent applicable, it is intended that STAR comply with the provisions of Section 409A. STAR will be administered and interpreted in a manner consistent with this intent. Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A) payable under STAR to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to a Participant under STAR may not be reduced by, or offset against, any amount owing by a Participant to the Company.

This program document may be amended at any time by the C&LD Committee.